Exhibit 10.28


                     AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

      This Amendment dated July 18, 2005 hereby amends the Employment Agreement dated August 3, 2004, by and between Deep Field Technologies, Inc., f/k/a iVoice Technology 2, Inc., a New Jersey corporation (hereinafter referred to as the "Company"), having an office at 750 Highway 34, Matawan, New Jersey 07747 and Jerome Mahoney, having his office at 750 Rt. 34, Matawan, NJ 07747 (hereinafter referred to as the "Executive").

                              W I T N E S S E T H :

      WHEREAS, the Company and the Executive mutually desire to amend the Employment Agreement; and

      NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Paragraph 2 of Amendment No. 1 dated April 1, 2005 to the Employment Agreement is hereby deleted in its entirety and replaced with a new Paragraph 2 that shall read as follows:

      "2.   The Executive hereby agrees to accept compensation pursuant to this
      Employment Agreement in the form of Class B Common Stock, par value $.01 per share, in lieu of cash, for as long as the Board of Directors decides in its sole discretion that the Company does not have the financial resources to pay the Executive in cash. The number of Class B Common Stock shares to be issued to the Executive pursuant to this Paragraph 2 shall be equal to one share of Class B common stock for every dollar of compensation due and owing the Executive."

2. All other terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date written below.


Deep Field Technologies, Inc.              Jerome Mahoney

By: /s/ Mark Meller                        By: /s/ Jerome Mahoney
   ------------------------                   ------------------------

Title: Chief Executive Officer

Date:__________________                    Date:__________________